Exhibit 8.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Munich
	Barcelona	New Jersey
	Brussels	New York
	Chicago	Northern Virginia
December 23, 2008	Doha	Orange County
	Dubai	Paris
	Frankfurt	Rome
	Hamburg	San Diego
	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
Novacea, Inc.	Madrid	Singapore
400 Oyster Point Boulevard, Suite 200	Milan	Tokyo
South San Francisco, CA 94080	Moscow	Washington, D.C.

Re: Novacea, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Novacea, Inc., a Delaware corporation (“Novacea”), in connection with (i) the proposed merger (the “Merger”) of Pivot Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Novacea (“Merger Sub”), with and into Transcept Pharmaceuticals, Inc., a Delaware corporation (“Transcept”), pursuant to the Agreement and Plan of Merger and Reorganization dated as of August 29, 2008, as amended on December 23, 2008, by and among Novacea, Merger Sub and Transcept (the “Merger Agreement”) and (ii) the one-for-five reverse stock split of the issued shares of Novacea common stock (the “Reverse Stock Split”) to be implemented prior to the consummation of the Merger, pursuant to the amended and restated certificate of incorporation of Novacea (the “Charter Amendment”). This opinion is being delivered in connection with Novacea’s Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed Merger pursuant to the Merger Agreement and relating to the Reverse Stock Split, filed with the Securities and Exchange Commission (the “Commission”) on October 3, 2008 (Registration No. 333-153844) (as amended to date, the “Registration Statement”), to which this opinion appears as an exhibit and which includes the joint proxy statement/prospectus relating to the Merger and the Reverse Stock Split (the “Joint Proxy Statement/Prospectus”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) the Joint Proxy Statement/Prospectus, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

Novacea, Inc.

In addition, we have assumed, with your consent, that:

1. Original documents (including signatures) are authentic and documents submitted to us as copies conform to the original documents;

2. The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus, none of which will be waived, and the Merger will be effective under the laws of the State of Delaware;

3. The Reverse Stock Split will be consummated in the manner contemplated by, and in accordance with the provisions of, the Charter Amendment, the Registration Statement and the Joint Proxy Statement/Prospectus, none of which will be waived, and the Reverse Stock Split will be effective under the laws of the State of Delaware;

4. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

5. Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time and the effectiveness of the Charter Amendment, in each case without such qualification; and

6. The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Joint Proxy Statement/Prospectus.

This opinion is based upon the United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the captions “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” and “Material U.S. Federal Income Tax Consequences of the Reverse Stock Split,” constitute the opinion of Latham & Watkins LLP as to the material U.S. federal income tax consequences of the Merger and the Reverse Stock Split.

Novacea, Inc.

No opinion is expressed as to any matter not discussed herein. In particular, no opinion is expressed as to any tax consequences of the Merger or any other transactions contemplated by the Merger Agreement, or of the Reverse Stock Split, except as specifically set forth herein.

This opinion is rendered only to you, and is solely for your use in connection with the filing by Novacea of the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that this opinion may be furnished or quoted to your legal counsel and to judicial regulatory authorities having jurisdiction over you, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “The Merger—Tax Treatment of the Merger,” “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” “The Merger Agreement—Conditions to the Completion of the Merger,” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP